Exhibit 4.5

GUARANTEE OF PAYMENT OF PURCHASE MONEY PROMISSORY NOTE

In consideration of the loan evidenced by the promissory note of Quality Products, Inc., a Delaware corporation (the “Borrower”), dated November 17, 2003 payable to the order of the Lenders listed in Exhibit A to this Guarantee, in the principal amount of $200,000 and no/100 United States dollars, bearing interest at the rate of 8 ½ % per annum simple interest and payable in 60 monthly installments with a final balloon payment due on December 31, 2008 and secured by a Machine described in the Purchase Money Security Agreement (the “Note”, which term will include any and all amendments to the Note and substitutions for the Note made after the date of this Agreement and regardless of whether they are made with or without the approval of the undersigned), and in order to induce the Lenders to make the loan evidenced by the Note, the undersigned hereby jointly and severally, unconditionally and irrevocably guarantee payment when due of any and all amounts owing under the Note.  Jason Drexler shall be the “Holder” of the note on behalf of the Lenders.  Lenders have agreed to act through Jason Drexler as their agent.  Guarantors shall consider Jason Drexler as the duly appointed agent for the Lenders with the sole right to act as the Holder of the Note unless and until he is replaced by a writing signed by all Lenders and delivered to Guarantors.

Waiver of Defenses of Guarantor - The obligations of the undersigned shall not be impaired, diminished or discharged, in whole or in part, by any extension of time granted by the Holder of the Note, by any course of dealing between the Holder of the Note, any Lender, and Borrower, by the unenforceability of the Note, in whole or in part, for any reason whatsoever, by the release of any guarantor or other obligor or any collateral, or by any other act, omission, event or circumstance which might operate to discharge a guarantor in whole or in part or which might operate as a defense, in whole or in part, to any obligation of a guarantor or which might invalidate, in whole or in part, a guarantee.

Bankruptcy Provision; Expenses - The undersigned jointly and severally agree to pay on demand by the Holder (a) any amount which any Lender on the Note is required to pay under any bankruptcy, insolvency or other similar law on account of any amount received by any Lender under or with respect to the Note or this guarantee, (b) all reasonable expenses (including, without limitation, legal fees and disbursements) incurred by Lenders in connection with the negotiating and preparing of this guarantee, and (c) all reasonable expenses of collecting and enforcing this guarantee including, without limitation, expenses and fees of legal counsel, court costs and the cost of appellate proceedings.  If any amount owing under this paragraph is not paid within three days of the date of the demand, then the undersigned jointly and severally agree to pay interest thereon at the rate of 12% per annum compounded daily from the later of the date of the demand or the date on which any Lender under the Note pays or expends the amount demanded until the date the undersigned pays such amount to the Lender.

Where to Make Payment - All payments under this guarantee shall be made in lawful currency of the United States of America in immediately available funds at the addresses listed in Exhibit A for each Lender, or in such other manner or at such other place as the Holder of the Note designates in writing.

Governing Law - This guarantee and the obligations of the undersigned shall be governed by and construed in accordance with the law of the State of Ohio, U.S.A.

Waiver of Presentment, Etc. - The undersigned waives presentment for payment, demand, protest, and notice of protest and of non-payment.

Remedies: Order of Pursuit - This is a guarantee of payment and not of collection.  The Holder of the Note shall not be required to resort to or pursue any of its rights or remedies under or with respect to any other agreement or any other collateral before pursuing any of its rights or remedies under this guarantee.  The Holder of the Note may pursue its rights and remedies in such order as it determines, and the exercise by the Holder of the Note of any right or remedy will not preclude its exercise of any other right or remedy.  The Holder of the Note may pursue any of its rights or remedies under this guarantee against any of the undersigned without pursuing any of its rights or remedies against any of the other undersigned.

Delay and Waiver - The failure or delay by the Holder of the Note in exercising any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance.  The Holder of the Note may not waive any of its rights except by an instrument in writing signed by it.

Amendment - This guarantee may not be amended without the written approval of the Holder of the Note.

This guarantee will inure to the benefit of any Lender on the Note and any Holder of the Note.

Date: November 17, 2003	QPI MULTIPRESS, INC.

	By:	/s/Tac D. Kensler

Chief Financial Officer
Name and Title

Date: November 17, 2003	COLUMBUS JACK CORPORATION

	By:	/s/Tac D. Kensler

Chief Financial Officer
Name and Title

Exhibit A - Identification of Lenders

Name	Address	Note Amount
Richard A. Drexler, TTEE, Richard A. Drexler Trust, U/A DTD 9/14/90	N/A	$125,000
Dale S. Drexler, TTEE, Dale S. Drexler Living Trust, U/A/D March 15, 1999.	N/A	$25,000
Dan L. Drexler	N/A	$25,000
Jason I. Drexler	N/A	$25,000
	Total	$200,000